Exhibit 12



                                  TUCSON ELECTRIC POWER COMPANY
                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                  12 Months Ended
                                              -------------------------------------------------------
                                              Dec.31,    Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
                                               2002       2001        2000        1999        1998
-----------------------------------------------------------------------------------------------------
                                                              - Thousands of Dollars -
Fixed Charges:
  Interest on Long-Term Debt (2)            $ 65,620     $68,678     $66,377    $66,836    $72,672
  Other Interest (1)                             273         441       9,067     13,081     13,207
  Interest on Capital Lease Obligations (2)   87,783      90,506      92,658     82,414     81,823
-----------------------------------------------------------------------------------------------------
Total Fixed Charges                          153,676     159,625     168,102    162,331    167,702


Net Income                                    53,737      75,284      51,169     73,475     41,676


Less:
  Extraordinary Income & Accounting
    Change - Net of Tax                            -         470           -     22,597          -
-----------------------------------------------------------------------------------------------------
Net Income from Continuing Operations         53,737      74,814      51,169     50,878     41,676


Add (Deduct):
  Losses from Equity Investees (3)               (17)        700       1,543          -          -
  Income Taxes                                35,350      55,910      26,566     22,350     17,578
  Total Fixed Charges                        153,676     159,625     168,102    162,331    167,702
-----------------------------------------------------------------------------------------------------

Total Earnings before Taxes and
  Fixed Charges                             $242,746    $291,049    $247,380   $235,559   $226,956
=====================================================================================================

Ratio of Earnings to Fixed Charges             1.580       1.823       1.472      1.451      1.353

 (1)  Excludes recognition of Allowance for Borrowed Funds Used During Construction.

 (2) Amounts have been restated for year ended 2001 to conform to current year's presentation.

 (3)  Truepricing and Inncom losses.
